EXHIBIT 12

Execution Version

Termination Deed

Dated 15 December 2022
GLENCORE AG and GIVOLON LIMITED and RYFOLD LIMITED

Table of Contents

Contents	Page

1	Definitions and Interpretation	2

2	Termination of Agreements	3

3	Termination of Givolon Call Option Agreement and Givolon Shares SPA	5

4	Termination of the Framework Agreement (including the Joinder Agreement)	5

5	Termination of the Facility Agreement and the On-Loan Agreement	5

6	Undertaking of Givolon	5

7	Representations, Warranties and Acknowledgments	5

8	Invalidity	6

9	Amendments	6

10	Whole Agreement	7

11	Counterparts	7

12	Assignment	7

13	Third Party Rights	7

14	Notices	7

15	Governing Law and Dispute Resolution	8

i

This Deed is made on _____________ 2022 between:

(1)	Glencore AG, a company incorporated in Switzerland with company number CHE-103.101.282 and with its registered office at Baarermattstrasse 3, 6340 Baar, Switzerland (“Glencore”);

(2)	Givolon Limited, a private company limited by shares duly incorporated in Jersey with company number 124007 and with its registered office at 26 New Street, St Helier, Jersey, JE2 3RA (“Givolon”); and

(3)	RYFOLD LIMITED, a private company limited by shares incorporated in Jersey with company number 124098 and with its registered office at 26 New Street, St Helier, Jersey, JE2 3RA (“Ryfold”).

Whereas:

(A)	Givolon and Ryfold have entered into a facility agreement with, amongst others, The Hongkong and Shanghai Banking Corporation Limited as original lender dated 14 September 2017 (the “Facility Agreement”), the proceeds of which were on-lent to Glencore by Givolon pursuant to an on-loan agreement dated 15 December 2017 (the “On-Loan Agreement”). In connection with the financing contemplated by the Facility Agreement, Glencore sold 27,500,000 shares of common stock, par value $0.01, per share of Century Aluminium Company, a Delaware Corporation (“Century”) (the “Share Collateral”) to Givolon pursuant to a stock purchase agreement dated 14 September 2017 (the “Stock Purchase Agreement”). Pursuant to a Security Deed (the “Security Deed”) dated 15 December 2017 entered into between Givolon and HSBC Corporate Trustee Company Limited as security agent, Givolon has granted a security interest in respect of the Share Collateral to secure its obligations under the Facility Agreement.

(B)	Separately, Glencore and Givolon entered into an ISDA Master Agreement (Multicurrency – Cross Border) and schedule thereto dated as of 14 September 2017, as amended and/or supplemented from time to time (the “ISDA Agreement”), and the following confirmations, each of which supplements, forms a part of and is subject to the ISDA Agreement, dated 14 September 2017:

(i)	a confirmation (the “TRS Confirmation”) evidencing a total return swap transaction (the “TRS Transaction”) giving Glencore an economic interest in, and the right to acquire, a number of Century shares equivalent to the number of shares included in the Share Collateral; and

(ii)	a confirmation (the “Century Call Option Confirmation”) evidencing a call option over the shares of Century (the “Century Call Option”) giving Glencore the right to purchase from Givolon a number of Century shares equal to the number of Century shares included in the Share Collateral.

(C)	In connection with the ISDA Agreement, Glencore and Givolon have entered into a FMIA Agreement dated 14 September 2017 (the “FMIA Agreement”) in relation to the parties’ risk mitigation and reporting obligations under the Swiss Financial Market Infrastructure Act of 19 June 2015.

(D)	Pursuant to the Stock Purchase Agreement and the Century Call Option Confirmation, 85 per cent. of the share purchase price payable by Givolon under the Stock Purchase Agreement was paid by setting off the share purchase price against the call option price payable by Glencore under the Century Call Option.

(E)	In connection with the Stock Purchase Agreement, the TRS Confirmation and the Century Call Option Confirmation, Glencore and Givolon have entered into a voting authorisation agreement dated 14 September 2017 (the “Voting Authorisation Agreement”) pursuant to which the parties have agreed that Glencore will have the sole and exclusive irrevocable and unconditional right to vote and direct the voting of Century Call Option Shares (as defined below).

(F)	In connection with the TRS Transaction and the Century Call Option, Glencore and Ryfold (being the parent company of Givolon) have entered into a call option agreement dated 14 September 2017 (the “Givolon Call Option Agreement”) giving Glencore the right to purchase from Ryfold all of the outstanding share capital of Givolon (the “Givolon Call Option”).

(G)	In connection with the Stock Purchase Agreement, Glencore and Givolon have entered into a framework agreement dated 14 September 2017 (the “Framework Agreement”) pursuant to which the parties agreed to enter into the Stock Purchase Agreement, the Voting Authorisation Agreement, the ISDA Agreement, the TRS Confirmation and the Century Call Option Confirmation.

(H)	In connection with the Framework Agreement, Ryfold, Glencore and Givolon have entered into a joinder agreement dated 14 September 2017 (the “Joinder Agreement”) pursuant to which Ryfold became a party to the Framework Agreement, and in connection with the Framework Agreement, Glencore and Ryfold entered into a share purchase agreement under which Glencore sold and Ryfold purchased the outstanding share capital of Givolon (the “Givolon Shares SPA”).

(I)	Glencore and Givolon wish to terminate the Stock Purchase Agreement, the TRS Transaction, the Century Call Option, the ISDA Agreement, the FMIA Agreement, and the Voting Authorisation Agreement, and release each other from their respective rights and obligations thereunder, with effect on and from the Termination Date on the terms set out in this Deed.

(J)	Glencore and Ryfold wish to terminate the Givolon Call Option Agreement and the Givolon Shares SPA, and release each other from their respective rights and obligations thereunder, with effect on and from the Termination Date on the terms set out in this Deed.

(K)	Glencore, Ryfold and Givolon wish to terminate the Framework Agreement, including the Joinder Agreement, and release each other from their respective rights and obligations thereunder, with effect on and from the Termination Date on the terms set out in this Deed.

It is hereby agreed as follows:

1	Definitions and Interpretation

1.1	Terms defined in the ISDA Agreement are used herein as so defined, unless otherwise provided herein:

“Authorisations” has the meaning given to it in Clause 7.1.4.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business in London and Zug.

“Century Call Option” has the meaning given to it in Recital B.

“Century Call Option Confirmation” has the meaning given to it in Recital B.

“Century Call Option Shares” means 27,500,000 shares of the common stock (par value $0.01 per share) of Century.

“Dispute” has the meaning given to it in Clause 15.2.

“FMIA Agreement” has the meaning given to it in Recital C.

“Framework Agreement” has the meaning given to it in Recital G.

“Givolon Call Option” has the meaning given to it in Recital F.

“Givolon Call Option Agreement” has the meaning given to it in Recital F.

“Givolon Shares SPA” has the meaning given to it in Recital H.

“ISDA Agreement” has the meaning given to it in Recital B.

“Joinder Agreement” has the meaning given to it in Recital H.

“Party” means a party to this Deed and “Parties” shall be construed accordingly.

“Proceedings” has the meaning given to it in Clause 15.2.

“Stock Purchase Agreement” has the meaning given to it in Recital A.

“Termination Date” means the date of this Deed.

“TRS Confirmation” has the meaning given to it in Recital B.

“TRS Transaction” has the meaning given to it in Recital B.

“Voting Authorisation Agreement” has the meaning given to it in Recital E.

1.2	Headings are for ease of reference only and shall be ignored in interpreting this Deed.

1.3	Use of the singular shall include the plural and vice versa. Words denoting any gender shall include any other gender.

1.4	In the event of any inconsistency between the terms of this Deed and the ISDA Agreement, the terms of this Deed shall prevail to the extent of any such inconsistency.

2	Termination of Agreements

2.1	The Stock Purchase Agreement provides, amongst other things, that Givolon shall pay the purchase price for the shares acquired thereunder and used for the Share Collateral, including payment by Givolon of deferred consideration amounting to 15 per cent. of such purchase price, by set off against certain amounts otherwise owed by Glencore to Givolon for the premium, exercise price or final payment in connection with the settlement under the Century Call Option Confirmation and/or the TRS Confirmation. In consideration for and simultaneously with (i) the cancellation of the obligation of Givolon to pay to Glencore any unpaid amounts in respect of such purchase price and the obligation of Ryfold to sell and deliver the share capital of Givolon to Glencore and (ii) the termination of the agreements and respective payment and other obligations under the Stock Purchase Agreement, the ISDA Agreement, the TRS Transaction, the Century Call Option, the FMIA Agreement, the Voting Authorisation Agreement, the Givolon Call Option Agreement, the Givolon Shares SPA, and the Framework Agreement (including the Joinder Agreement) on the Termination Date (as set out in Clauses 2.2, 3 and 4), (x) at Glencore’s direction (which is evidenced by its signature hereto) Givolon is transferring to Glencore International AG (“GIAG”), free and clear of any and all security interests, mortgages or other liens, encumbrances, restrictions or interests of any kind or nature, the shares comprising the Share Collateral (the “Share Transfer”), as shall be evidenced by a trade instruction from Givolon to HSBC Bank plc as Givolon’s Custodian of the shares comprising the Share Collateral to action a transfer of the shares to GIAG’s custody account with Computershare, and undertakes to take such other actions as are necessary or reasonably requested by Glencore or GIAG to further evidence and to effectuate the recording of the Share Transfer, and (y) Ryfold, as the parent company of Givolon, confirms its consent thereto.

2.2	Glencore and Givolon hereby agree as follows:

2.2.1	the Stock Purchase Agreement shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other (including the obligation of Givolon to pay the any unpaid purchase price thereunder). Accordingly, any obligations that were due to be performed by Glencore and Givolon (including any deferred consideration payable by Givolon in relation to the Share Collateral) on or after the Termination Date under or in respect of the Stock Purchase Agreement shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Stock Purchase Agreement prior to the Termination Date shall not be affected.

2.2.2	the TRS Transaction shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Givolon on or after the Termination Date under or in respect of the TRS Transaction shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the TRS Transaction prior to the Termination Date shall not be affected.

2.2.3	the Century Call Option shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Givolon on or after the Termination Date under or in respect of the Century Call Option shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Century Call Option prior to the Termination Date shall not be affected.

2.2.4	without prejudice to the parties’ rights and obligations under this Deed and any rights or obligations that may have accrued under the ISDA Agreement prior to the ISDA Agreement, the ISDA Agreement shall be terminated with effect from the Termination Date.

2.2.5	the FMIA Agreement shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Givolon on or after the Termination Date under or in respect of the FMIA Agreement shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the FMIA Agreement prior to the Termination Date shall not be affected.

2.2.6	the Voting Authorisation Agreement shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Givolon on or after the Termination Date under or in respect of the Voting Authorisation

Agreement shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Voting Authorisation Agreement prior to the Termination Date shall not be affected.

3	Termination of Givolon Call Option Agreement and Givolon Shares SPA

Glencore and Ryfold hereby agree that:

3.1.1	the Givolon Call Option Agreement shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Ryfold on or after the Termination Date under or in respect of the Givolon Call Option shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Givolon Call Option prior to the Termination Date shall not be affected.

3.1.2	the Givolon Shares SPA shall be terminated with effect from the Termination Date without any further obligations due from one Party to the other. Accordingly, any obligations that were due to be performed by Glencore and Ryfold on or after the Termination Date under or in respect of the Givolon Shares SPA shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Givolon Shares SPA prior to the Termination Date shall not be affected.

4	Termination of the Framework Agreement (including the Joinder Agreement)

Glencore, Givolon and Ryfold hereby agree that the Framework Agreement (including the Joinder Agreement) shall be terminated with effect from the Termination Date without any further obligations due from any one Party to any other. Accordingly, any obligations that were due to be performed by the parties on or after the Termination Date under or in respect of the Framework Agreement (including the Joinder Agreement) shall be discharged. Any obligations that were due to be performed, and any rights that accrued, under or in respect of the Framework Agreement (including the Joinder Agreement) prior to the Termination Date shall not be affected.

5	Termination of the Facility Agreement and the On-Loan Agreement

Glencore, Givolon and Ryfold hereby acknowledge and agree that:

5.1.1	all amounts outstanding under the Facility Agreement and the On-Loan Agreement were repaid in full on 31 October 2022; and

5.1.2	the Facility Agreement has been terminated with effect from 15 November 2022 and the On-Loan Agreement shall be terminated with effect from the Termination Date, in each case, without any further obligations due from any one party to any other party thereto.

6	Representation of Givolon

Givolon represents to Glencore that the security created over the Share Collateral pursuant to the Security Deed has been released.

7	Representations, Warranties and Acknowledgments

7.1	On the date of this Deed, each Party represents and warrants to the others that:

7.1.1	it is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation, and, if relevant under such laws, in good standing;

7.1.2	it has the power to enter into and execute this Deed, to deliver this Deed and to perform its obligations under this Deed and has taken all necessary action to authorise such execution, delivery and performance;

7.1.3	such execution, delivery and performance does not violate or conflict with any law or regulation applicable to it, any provision of any of its constitutive documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

7.1.4	all governmental and other authorisations, consents, approvals, resolutions, licences, exemptions, filings, notarisations or registrations (“Authorisations”) that are required to have been obtained by it with respect to the entry into, execution, delivery and performance of this Deed have been obtained and are in full force and effect and all conditions of any such Authorisations have been complied with, and none of such Authorisations will prevent, block, delay, suspend or otherwise affect the entry into, execution, delivery or performance by each Party of this Deed and of its obligations under this Deed; and

7.1.5	its obligations under this Deed constitute its legal, valid and binding obligations, enforceable in accordance with their terms (regardless of whether enforcement is sought in a proceeding in equity or at law subject, as to enforceability, to applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws now or hereafter affecting creditors’ rights generally and the application of equitable principles and the availability of equitable remedies).

7.2	On the date of this Deed, each of Givolon and Ryfold further represent and warrant to Glencore that:

7.2.1	the entry into and performance by it of this Deed is in its corporate interest;

7.2.2	it is not insolvent and will not become insolvent by executing and performing this Deed;

7.2.3	no Events of Default or Potential Events of Default have occurred and are continuing with respect to it;

7.2.4	by executing and performing this Deed, it does not, and has no intention to, prejudice any of its other creditors or prefer Glencore over its other creditors; and

7.2.5	this Deed is entered into by the Parties wholly on an arms’ length basis.

8	Invalidity

If any part of this Deed should be held or deemed to be void, illegal, invalid or unenforceable under any applicable enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed and the validity, legality and enforceability of the remainder of this Deed shall not in any way be affected or impaired and shall remain in full force and effect.

9	Amendments

No amendment, modification or waiver of this Deed shall be effective unless in writing and signed by or on behalf of each of the Parties.

10	Whole Agreement

This Deed supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Deed and contains the whole agreement between the Parties relating to the subject matter of this Deed at the date hereof to the exclusion of any terms implied by law which may be excluded by contract.

11	Counterparts

This Deed may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Each Party may enter into this Deed by executing any such counterpart, and for the purpose of completion, faxed or portable document format signatures by the Parties’ representatives shall be binding.

12	Assignment

Except with the prior written consent of another Party, no Party may assign or transfer all or any of its rights and obligations under this Deed.

13	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

14	Notices

14.1	Any communication to be made under or in connection with this Deed shall be made in writing and, unless otherwise stated, may be made in any manner described in Clause 14.3 below.

14.2	The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication to be made under or in connection with this Deed is as set out in this Clause 14.2 or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the other Parties, by not less than five Business Days’ notice.

14.2.1	Glencore

Address:	Glencore AG, Baarermattstrasse 3, CH-6340 Baar, Switzerland
Attention:	Treasury
Telephone No.:	+41-41-709-2000
E-mail address:	baar.cashmgmt@glencore.com

14.2.2	Givolon

Address:	Givolon Limited c/o Ocorian Limited, 26 New Street, St Helier, Jersey, JE2 3RA
Attention:	The Directors
Telephone No.:	+44 (0)1534 844616
E-mail address:	kinga.gutkowska@ocorian.com

14.2.3	Ryfold

Address:	Ryfold Limited c/o c/o Ocorian Limited, 26 New Street, St Helier, Jersey, JE2 3RA
Attention:	The Directors

Telephone No.:	+44 (0)1534 844616
E-mail address:	kinga.gutkowska@ocorian.com

14.3	Any communication made under or in connection with this Deed will be deemed effective:

14.3.1	if in writing and delivered in person or by courier, on the date it is delivered;

14.3.2	if by way of fax, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

14.3.3	if by way of certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date it is delivered or its delivery is attempted; or

14.3.4	if by way of e-mail, on the date it is delivered,

and, if a particular department or officer is specified as part of its address details provided under Clause 14.2, if addressed to that department or officer.

15	Governing Law and Dispute Resolution

15.1	This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2	The Parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Deed (a “Dispute”) and that accordingly any legal action or proceedings arising out of or in connection with this Deed (“Proceedings”) shall be brought in such courts. Each of the Parties irrevocably submits to the jurisdiction of such courts and waives any objections to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum.

This Deed has been executed as a deed and delivered on the date stated at the beginning of this Deed.

Signed as a deed by GLENCORE AG

By:

in the presence of:

Signed as a deed by GIVOLON LIMITED
acting by:

a Director and

a Director/the Secretary

________________________________
Signature of Director

________________________________
Signature of Director/Secretary

Signed as a deed by RYFOLD LIMITED
acting by:

a Director and

a Director/the Secretary

________________________________
Signature of Director

________________________________
Signature of Director/Secretary